                   COMPLETE APPRAISAL - RESTRICTED USE REPORT

                                       OF

                             THE AGGREGATE VALUE OF
                    THE LEASED FEE AND FEE SIMPLE INTERESTS
                            OF PROPERTIES WITHIN THE
                             PROPERTY FUND KNOWN AS
                                AmREIT FUND GDYR


                                      FOR


                                  AmREIT, Inc.
                          8 GREENWAY PLAZA, SUITE 824
                              HOUSTON, TEXAS 77046


                                       BY


                  VALUATION ASSOCIATES REAL ESTATE GROUP, INC.
                           732 NORTH THORNTON AVENUE
                             ORLANDO, FLORIDA 32803


                    PROSPECTIVE EFFECTIVE DATE OF APPRAISAL
                                  MAY 31, 1999


                                 DATE OF REPORT
                                 JUNE 17, 1999



                                  VA9-137-GDYR


                                        COMPLETE APPRAISAL-RESTRICTED USE REPORT

June 17, 1999

AmREIT, Inc.
8 Greenway Plaza, Suite 824
Houston, Texas 77046

RE: Complete appraisal - restricted use report of aggregate market value, liquidation value, and going concern value of the leased fee and fee simple interests of the properties within the property fund known as AmREIT Fund GDYR

Dear Sirs:

As requested, we have inspected and appraised the properties which are owned by the above referenced fund. The purpose of the appraisal was to develop an estimate of the aggregate market value, liquidation value, and going concern value of the specific interests in the properties included in the above referenced fund. This fund contains two properties in one state. At your request, we have prepared this complete appraisal in a restricted use format. The basis of the valuation was data which included rental rates, current lease data, certified to us to our satisfaction by the client described herein and affiliates, and other related market information available to us which we deemed reliable and relevant or material in our professional judgement. Property rights appraised in this assignment are the leased fee and fee simple interests. The prospective effective date of valuation is May 31, 1999.

This is a complete appraisal in a restricted use report format which complies with the reporting requirements set forth under Standard Rule 2-2(c) and performed under Standard 1 of the Uniform Standards of Professional Appraisal Practice for a report of this type. As such, it presents minimal discussion of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning and analyses is retained in the appraiser's file. The depth of discussion contained in this report is specific to the needs of the client and for the intended use stated below. The report cannot be understood properly without additional information in the workfile of the appraiser. The appraiser is not responsible for unauthorized use of this report.

It should be noted that the restricted use report format has a restriction that limits reliance on the report to only the client and its agents, advisors, and representatives, and/or for the intended uses as described herein. Any other party not specified in the section titled Intended User of the Report is considered to be an unintended user.

The market data obtained during our research and analysis includes the rental rates and terms, expense information, and other property specific data on the parcels within the fund and in their respective markets. In addition, we have utilized appropriate data gleaned from other reliable

                                        COMPLETE APPRAISAL-RESTRICTED USE REPORT

June 17, 1999
Page 2


sources in developing our value conclusions. All important data is hereby incorporated by reference and will be maintained in our permanent files.

The estimate of value was developed in conformance with the Uniform Standards of Professional Appraisal Practice (USPAP), as promulgated by the Appraisal Foundation, as well as the Uniform Standards of Professional Appraisal Practice and the Code of Ethics of the Appraisal Institute.

We have found it necessary to make certain uniform and standardized economic forecasts, which were based upon present and past economic conditions. We have no control over future legislation or economic changes which may affect the value of the individual properties which, taken as a whole, comprise the fund.

The value of property is affected by economic, social, governmental, and environmental forces whether positive or negative. While this appraisal is valid as of the date of this report, the value estimate may not be applicable within a short period of time, depending on the movement of the forces which affect value. This is of particular importance in an appraisal such as the subject, since the effective date of appraisal is in the future. The appraisers cannot be held responsible for unforeseeable events that alter market conditions prior to the prospective date of appraisal.

The following appraised values are based upon certain underlying Extraordinary Assumptions which are found on pages 5 and 6. These are in addition to our standard General Assumptions and Limiting Conditions which are located in the addendum. The reader is referred to the appropriate section of the report regarding these matters.

I. After thorough consideration of all factors involved in this assignment, it is our judgement that the Market Value of the Leased Fee and Fee Simple Interests in the properties within AmREIT Fund GDYR, as of the prospective effective date of value, May 31, 1999, is expected to be:

                                 $1,053,000.00

II. In order to derive Liquidation Value, necessary estimated expenses were deducted from the present value of the respective properties. As a result, the Liquidation Value of AmREIT Fund GDYR, as of the prospective effective date of value, May 31, 1999, is expected to be:

                                  $916,000.00


                                        COMPLETE APPRAISAL-RESTRICTED USE REPORT

June 17, 1999
Page 3


III. It is the opinion of the appraisers that the going concern value of AmREIT Fund GDYR, assuming its continued operation as described herein, exclusive of furniture, fixtures and equipment (FF&E), cash, securities, or cash equivalents held in fund accounts, or business value (if any), of the individually operated real properties which comprise the fund, as of the prospective effective date of value, May 31, 1999, is expected to be:

                                 $1,017,000.00

We appreciate the opportunity to prepare this appraisal for you. If you have any questions, we would welcome your call.

Respectfully Submitted,
VALUATION ASSOCIATES REAL ESTATE GROUP, INC.


Edward P. Karabedian, MBA                  Laurence R. Goldenberg, MBA, MURP
Principal                                  Vice President
General Associate Member of the            State Certified General Appraiser
 Appraisal Institute                       #RZ0001980
State Certified General Appraiser
#RZ0000782


Ben Abdallah, MA                           James R. White, MAI, SRA
Senior Analyst                             Managing Director Real Estate Group
                                           State Certified General Appraiser
                                           #RZ0001875

:dmh

                                        COMPLETE APPRAISAL-RESTRICTED USE REPORT

                               TABLE OF CONTENTS



       Introduction/Letter of Transmittal

       Summary Discussion of Valuation Methodology & Cash Flows

       Addendum

         General Assumptions and Limiting Conditions
         Property Photographs


                                        COMPLETE APPRAISAL-RESTRICTED USE REPORT

                                                                AmREIT Fund GDYR
                                                                          Page 1

                              CERTIFICATE OF VALUE


We certify that, to the best of our knowledge and belief:

--  The statements of fact contained in this report are true and correct.

-- The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, impartial and unbiased professional analyses, opinions, and conclusions.

-- We have no present or prospective interest in the property that is the subject of this report, and no personal interest or bias with respect to the parties involved.

-- Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

-- Our compensation in this assignment was not contingent upon developing or reporting a predetermined value, or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

-- Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

-- We have made a personal inspection of the properties that are the subjects of this report.

-- No one provided significant professional assistance to the persons signing this report.

-- The following appraised values are based upon certain underlying Extraordinary Assumptions which are found on pages 5 and 6. These are in addition to our standard General Assumptions and Limiting Conditions which are located in the addendum. The reader is referred to the appropriate section of the report regarding these matters.

I. After thorough consideration of all factors involved in this assignment, it is our judgement that the Market Value of the Leased Fee and Fee Simple Interests in the properties within AmREIT Fund GDYR, as of the prospective effective date of value, May 31, 1999, is expected to be:


                                 $1,053,000.00

II. In order to derive Liquidation Value, necessary estimated expenses were deducted from the present value of the respective properties. As a result, the Liquidation Value of AmREIT Fund GDYR, as of the prospective effective date of value, May 31, 1999, is expected to be:

                                  $916,000.00

                                        COMPLETE APPRAISAL-RESTRICTED USE REPORT

                                                                AmREIT Fund GDYR
                                                                          Page 2

III. It is the opinion of the appraisers that the going concern value of AmREIT Fund GDYR, assuming its continued operation as described herein, exclusive of furniture, fixtures and equipment (FF&E), cash, securities, or cash equivalents held in fund accounts, or business value (if any), of the individually operated real properties which comprise the fund, as of the prospective effective date of value, May 31, 1999, is expected to be:

                                 $1,017,000.00

Respectfully Submitted,

VALUATION ASSOCIATES REAL ESTATE GROUP, INC.


Edward P. Karabedian, MBA                  Laurence R. Goldenberg, MBA, MURP
Principal                                  Vice President
General Associate Member of the            State Certified General Appraiser
 Appraisal Institute                       #RZ0001980
State Certified General Appraiser
#RZ0000782


Ben Abdallah, MA                           James R. White, MAI, SRA
Senior Analyst                             Managing Director/Real Estate Group
                                           State Certified General Appraiser
                                           #RZ0001875
                                           Technical Desk Review Only

                                        COMPLETE APPRAISAL-RESTRICTED USE REPORT

                                                                AmREIT Fund GDYR
                                                                          Page 3

DEFINITIONS

IN ADDITION TO ESTIMATING THE MARKET VALUE OF AmREIT FUND GDYR AS REQUESTED BY THE CLIENT, WE HAVE ALSO ESTIMATED THE LIQUIDATION VALUE AND THE GOING CONCERN VALUE. THE DEFINITIONS OF THESE CLASSIFICATIONS OF VALUE ARE AS FOLLOWS:

*MARKET VALUE: the most probable price which a specified interest in real property is likely to bring under all the following conditions:

  I.    Consummation of a sale as of a specified date.

  II.   Open and competitive market for the property interest appraised.

  III.  Buyer and seller each acting prudently and knowledgeably.

  IV.   Price not affected by undue stimulus.

  V.    Buyer and seller typically motivated.

  VI.   Both parties acting in what they consider their best interest.

  VII. Adequate marketing efforts made and a reasonable time allowed for exposure in the open market.

  VIII. Payment made in cash in U.S. dollars or in terms of financial arrangements comparable thereto.

  IX. Price represents the normal consideration for the property sold, unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

*LIQUIDATION VALUE: the most probable price which a specified interest in real property is likely to bring under all of the following conditions:

  I. Consummation of a sale within a severely limited future marketing period specified by the client.

  II.   Current actual market conditions for the property interest appraised.

  III.  The buyer is acting prudently and knowledgeably.

  IV.   The seller is under extreme compulsion to sell.

  V.    The buyer is typically motivated.

  VI. The buyer is acting in what he or she considers his or her best interests.

  VII. A limited marketing effort made and limited time allowed for the completion of sale.

  VIII. Payments will be made in cash in U.S. dollars or in terms of financial arrangements comparable thereto.

  IX. The price represents the normal consideration for the property sold, unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

                                        COMPLETE APPRAISAL-RESTRICTED USE REPORT

                                                                AmREIT Fund GDYR
                                                                          Page 4

GOING CONCERN: The value created by a proven property operation; considered as a separate entity to be valued with a specific business establishment.

DISCOUNT RATE: A rate of return commensurate with perceived risk used to convert future payments or receipts to present value.

LEASED FEE ESTATE: An ownership interest held by a landlord with the right of use and occupancy conveyed by lease to others; the rights of lessor or the leased fee owner and leased fee are specified by contract terms contained within the lease.

FEE SIMPLE ESTATE:   Absolute ownership unencumbered by any other interest or
estate subject only to the four powers of government.

REVERSION: A lump sum benefit that an investor receives or expect to receive at the termination of an investment.

REVERSIONARY RIGHT: The right to repossess and resume full and sole use and ownership of real property that has been temporarily alienated by a lease, an easement, etc.; may become effective at a stated time or under certain conditions, e.g., the termination of a leasehold, the abandonment of a right-of-way, the end of the estimated economic life of the improvements.

OVERALL RATE OF CAPITALIZATION An annual percentage rate that expresses the relationship between Net Operating Income and present worth or value for the entire investment or property. In mortgage-equity analysis (especially the Ellwood formulation), this is also termed the Composite Rate or Composite Overall Rate. This label reflects the fact that it incorporates pro rated capital appreciation or depreciation along with Net Operating Income.

HIGHEST AND BEST USE: The reasonably probable and legal use of vacant land or an improved property which is physically possible, appropriately supported, financially feasible, and that results in the highest and best use.


                                        COMPLETE APPRAISAL-RESTRICTED USE REPORT

                                                                AmREIT Fund GDYR
                                                                          Page 5

Underlying Extraordinary Assumptions of the Valuation

In order to accurately and effectively complete the valuation process as requested by the client, the appraised value is predicated upon certain conditions. These are set forth as follows.

1. The client has furnished us, when available, with raw historical data pertaining to such elements as, but not limited to, sales volumes, lease data, property specific data, etcetera, which it and its general partners have certified to us is true, correct, and complete in all material respects to the extent indicated in our valuation worksheets. For purposes of this analysis, it is assumed that the client-sourced data are accurate, true and complete. In instances where summarized or first generation data with respect to a particular property was not available, we have utilized projections for certain elements such as renewal option periods, rental rates and other data, which we have determined based upon our knowledge of the general market for the respective properties, and in some cases, our prior experience with the operators, and our knowledge of the geographic markets in which such properties are located.

2. According to verbal confirmation by the client, all terms and conditions in the leases as set forth in this report have been agreed to by all parties, and are fully executed of this document is imminent. In the event that unforeseen circumstances alter the leases as reported herein, we reserve the right to review these changes and alter or amend the values if necessary. To the best of our knowledge and belief, the statements contained in this report, as well as the opinions upon which they are based, are correct, subject to the assumptions and limiting conditions set forth in this document. We have no interest, either present or contemplated, in the properties appraised, and neither our employment nor our compensation is contingent upon the reporting of a predetermined value, or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

3. It is assumed, based upon representations provided to us by the client and its general partners, that each of the properties is free from any pending or proposed litigation, civil engineering improvements, or eminent domain proceedings which could affect the respective property's value unless so indicated.

4. For purposes of this assignment, unless otherwise specified, we believe that the existing building improvements represent the Highest and Best Use of the respective properties.

5. There may be properties within the fund which are under joint venture agreement; some of which appear in more than one fund. As a result, we have allocated the respective proportionate value share to each respective fund separately.

6. The value estimate does not include furniture, fixtures and equipment in the respective stores, as these items are assumed to belong to the tenant and the valuation is based upon land and building only. As used herein, "furniture, fixtures and equipment" means those removable items which are necessary for the operation of the business, including items such as all kitchen equipment, seating, tables, smallwares, display cases, cash registers, intercom/music systems, window treatments, signage, and so forth. Other items such as heating and cooling systems, electrical service, restroom fixtures, water heaters, floor coverings, and landscaping, etc., are considered to be part of the real estate.

                                        COMPLETE APPRAISAL-RESTRICTED USE REPORT

                                                                AmREIT Fund GDYR
                                                                          Page 6

7. It has been our experience in the appraisal of restaurants that the total rent as a percentage of sales volume generally falls within a market derived range. For purposes of this assignment, we have not made an analysis of any lease renewals which may occur during the holding period in order to ascertain whether the future sales will fall within these parameters unless specified herein. Operators of stores currently performing at or above the average unit volume of the respective concept are assumed to exercise the options at the terms and conditions of the last lease term or as specified in the lease renewal option detail.

8. It is recognized that, generally, varied amounts of risk are inherent with the type of operator, whether corporate or private; single or multi-unit. Our judgement with respect to these risks is reflected in our valuation methodology described below.

9. Additional General Assumptions and Limiting Conditions relied upon in the analysis may be found in the Addenda section of this report.


                                        COMPLETE APPRAISAL-RESTRICTED USE REPORT

                                                                AmREIT Fund GDYR
                                                                          Page 7

Purpose of the Appraisal

The purpose of the appraisal was to develop an estimate of the aggregate market value, liquidation value, and going concern value of the specific interests in the properties included in the above referenced fund.

Intended Use of the Report

The appraisal will be used for financial analysis and decision making in connection with the possible merger or acquisition of subject fund with and into AmREIT, Inc. or its subsidiaries or affiliates, and evaluation by the limited partners of the subject fund, the financial advisers of the subject fund, and the general partners of the subject fund regarding the acceptance and fairness of the types and amounts of consideration to be deliverable to the limited partners of AmREIT Fund GDYR in connection with such merger or acquisition.

Intended User of the Report

AmREIT, Inc., or its subsidiaries or affiliates and subject fund partners and financial advisors.

Effective Date of Valuation

The prospective effective date of value is May 31, 1999

Highest and Best Use

In this analysis, the highest and best use of a particular property which is currently operating and encumbered by a long term lease is assumed to be represented by the existing building improvements. The highest and best use of a property which has been closed is assumed to be commercial with contributory value attributable to the building improvements.

Valuation Methodology/Scope of Work

The fund consists of AmREIT Real Estate Fund GDYR which comprises a total of two individual properties located in one state, of which one is a joint venture within various affiliated funds.

The reader is referred to page 11 for a summary of basic property information.

                                        COMPLETE APPRAISAL-RESTRICTED USE REPORT

                                                                AmREIT Fund GDYR
                                                                          Page 8

I.  MARKET VALUE

The appraisal of the market value in the leased fee and fee simple interests in the properties in the fund primarily involved the use of the Cost Approach and the Income Approach to Value as necessary. The Cost Approach was used only in instances where a reversionary value was required and the use of direct capitalization would not have been the method of choice. The Sales Comparison Approach was used if the valuation of the underlying land of a particular property was required, as well as for select closed locations with no current contract rent. No truly comparable sales of large portfolios of comparable properties were found during our research phase; thereby rendering the Sales Comparison Approach for entire funds to be not applicable. Since the assignment principally involves the estimation of the aggregate market value of the leased fee and fee simple interests of the properties in the fund, the most applicable avenue to value is, in our professional judgement, the Income Approach utilizing the Discounted Cash Flow Analysis. However, we have compared the market value figures arrived at herein against comparative sale databases available to us and which we deem reliable, and have concluded that the market value herein stated, with respect to individual properties, is in the range of comparative individual property sales occurring in the general markets for such properties. As noted above, all data, reasoning, and analyses of the appraiser not specifically set forth herein is maintained in the appraiser's files.

Both of the properties within the fund are encumbered by long term leases. The remaining term for the joint venture properties ranges from less than two years to six years, exclusive of renewal options which may exist.

The value of the properties under the Income Approach was developed by the capitalization of the lease payments into present value utilizing a Discounted Cash Flow analysis. The annual lease payments were discounted based upon payments made monthly in advance. Income and expenses were on a 12-month basis beginning with the prospective effective date of appraisal.

In addition to the value of the property's income stream, there will be a property reversion consisting of land, building improvements, or both. The value of the reversion at the end of the holding period was estimated and a discount factor applied for its conversion to present value. The 8th year's scheduled income was utilized in the calculation of the future value of the reversion as the estimate of future value of the reversion considers an investor's analysis of future income expectation. When viewed from the seventh year of the holding period, the eighth, or next, year of the holding period thereby represents such expectation.

General Cash Flow Assumptions

Certain other assumptions relative to the cash flow analysis were made. These include a seven year holding period, a 4% annual allowance for management fee and a flat amount of $400 per property per year for miscellaneous expenses such as bookkeeping, legal fees, and other pro-rata charges. Unless specified, no vacancy or collection loss was taken due to the non-cancellable long term leases. Where lease renewal options are available, we have assumed that they would be exercised, providing that the store was currently operating at or above the average unit volume for that particular concept.

In the valuation of those stores for which no sales volume data were available and with leases expiring during the holding period, we assume that the lease payments are no more than 15% of

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

                                                                AmREIT Fund GDYR
                                                                          Page 9

the store's current sales volume. Based upon our experience and professional judgement, we believe this to be a reasonable assumption because of the market data available to us as of the valuation date.

Where client certified data indicates either no percentage rent or a minimal amount with respect to a particular store, we assume that this store's sales will not exceed the breakpoint (i.e., the level of sales at which percentage rent will become payable) during the holding period.

Percentage rent was computed based upon stabilized sales volume and lease terms. The payment of percentage rent, if any, is assumed to take place following the end of the applicable lease year.

The percentage rent portion of lease cash flows (if necessary) was discounted to present value at a rate approximately 400 (+ or -) basis points greater than that selected for the contract rent to reflect the increased risk involved with this type of income stream. A commensurate terminal capitalization rate spread on the percentage rent for this portion of the projected income was also utilized.

Relative to properties that are currently vacant with no rent being paid, the estimate of market rent was based upon such factors as the property's listing information as provided by the client, previous appraisal of the property (if available), our appraisal of similar properties within that region or sub-market, limited discussions with specific market participants, and other relevant economic rental information within our proprietary database.

At the end of the anticipated holding period, we have assumed that the properties would be sold in an orderly manner. We have utilized a 3.5% sales expense which encompasses any fees for brokerage or attorneys, applicable closing costs, and miscellaneous charges, which may be incurred by the fund upon disposition of the real estate assets exclusive of any buyer paid transaction costs associated with such disposition.

The contractual base rent portion of the lease cash flow was discounted to present value using discount rates chosen on a property by property basis. The selection of the adopted property specific discount rate was based upon our site and tenant specific analysis of the risk involved. The segments of risk include those applicable to the market both general and specific, lessee/borrower risk and property risk. The final selection of the rates is the culmination of the analysis and interpretation of attitudes and expectation of market participants relative to a comparison with a variety of alternative investment vehicles and transactions. These include stocks, bonds, other real estate investments, or various equity participations. Also considered in our analysis were the individual franchisor's company profile and strength gathered from sources such as stock reports, investor publications, trade journals, discussions with market participants, and other sources which we deem reliable in our professional judgement.

During the course of our analysis of the subject fund, we have considered a variety of important factors including those noted above, we have utilized a discount rates applicable to the income streams of 9.25%, whereas terminal capitalization rates applicable to the calculation of the reversion was 10.50%.

                                        COMPLETE APPRAISAL-RESTRICTED USE REPORT

                                                                AmREIT Fund GDYR
                                                                         Page 10

The assumptions set forth herein serve as an underlying basis for the valuation process, and are reasonable based upon our professional judgement and experience in the relevant market, given the fact that each individual property and its related information, data, and client-sourced documentation have been examined as necessary to derive the final value conclusion.

The following sections set forth the cash flows, operator and property overviews.

                                        COMPLETE APPRAISAL-RESTRICTED USE REPORT

AAA  GOODYEAR


IN PARTNERSHIP(S)                  AAA VIII & AAA GDYR                     AAA GDYR
AMREIT Property File #                     16                                 17
Fund's % ownership                      74.7224%                            100.00%
Status                                  Occupied                           Occupied
Concept                               Goodyear Tire                      Goodyear Tire
Address                               2539 Marsh Ln                   18181 Hillcrest Rd
City, State                        Carrolton, TX 75008                   Dallas, TX
Building SF                              5,824                              5,730
Investment Type                            L&B                                L&B
Tenant                       The Goodyear Tire & Rubber Co.     The Goodyear Tire & Rubber Co.
Lease Commencement                      06/01/90                           03/01/90
Lease Expiration                        05/31/05                           02/29/00
Renewal Options                       6 of 5 years                       6 of 5 years
Options Rental Terms       $5565,$5845,$6135,$6440,$6765,$7100  $5195,$5455,$5730,$6015,$6320,$6635

PARTIAL INTEREST DISCOUNT:                  0.00%                            0.00%                    Total Value
Going Concern Contrib. Value            $440,656                         $576,489                     $1,017,145
Leased Fee Share                        $456,093                         $596,612                     $1,052,705

Gross Rental Income (100%)
Year 1                                   $63,600                          $60,135
Year 2                                   $63,600                          $62,340
Year 3                                   $63,600                          $62,340
Year 4                                   $63,600                          $62,340
Year 5                                   $63,600                          $62,340
Year 6                                   $63,600                          $63,120
Year 7                                   $66,780                          $65,460
Year 8                                   $66,780                          $65,460


                                                                AmREIT Fund GDYR
                                                                         Page 12
II.  LIQUIDATION VALUE

In addition to estimating the Market Value of the income fund as requested by the client we have also estimated the Liquidation Value of the Fee Simple and the Leased Fee Interest. The definitions of these classifications of value are as follows:

1. Market Value: the most probable price which a specified interest in real property is likely to bring under all the following conditions:
     --  Consummation of a sale as of a specified date.
     --  Open and competitive market for the property interest appraised.
     --  Buyer and seller each acting prudently and knowledgeably.
     --  Price not affected by undue stimulus.
     --  Buyer and seller typically motivated.
     --  Both parties acting in what they consider their best interest.
     -- Adequate marketing efforts made and a reasonable time allowed for exposure in the open market.
     -- Payment made in cash in U.S. dollars or in terms of financial arrangements comparable thereto.
     -- Price represents the normal consideration for the property sold, unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

2. Liquidation Value: the most probable price which a specified interest in real property is likely to bring under all of the following conditions:
     -- Consummation of a sale within a severely limited future marketing period specified by the client.
     -- Current actual market conditions for the property interest appraised. -- The buyer is acting prudently and knowledgeably.
     --  The seller is under extreme compulsion to sell.
     --  The buyer is typically motivated.
     -- The buyer is acting in what he or she considers his or her best interests.
     -- A limited marketing effort made and limited time allowed for the completion of sale.
     -- Payments will be made in cash in U.S. dollars or in terms of financial arrangements comparable thereto.
     -- The price represents the normal consideration for the property sold, unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

As noted above, Market Value implies "the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently, knowledgeably, and assuming the price is not affected by undue stimulus." Under this definition, both parties are typically motivated. Each party is well advised and well informed and each is acting in what they consider their own best interests. A reasonable time is allowed for exposure in the open market.

                                        COMPLETE APPRAISAL-RESTRICTED USE REPORT

                                                                AmREIT Fund GDYR
                                                                         Page 13

Several of the portions of the definition of Market Value vary considerably from that of Liquidation Value. The first item is the marketing period. Market Value implies a reasonable marketing time in the open market. Liquidation Value is based upon a severely limited marketing period as client specified.

The second prime difference is in the area of stimulus. Market Value implies that the sale is not affected by undue stimulus. Liquidation Value is based upon the seller being under extreme compulsion to sell.

The next issue deals with motivation, which relates closely to the preceding. Market Value implies typical motivation by both buyer and seller. Liquidation Value is based upon only the buyer being typically motivated.

The fourth major difference pertains to both of the parties acting in their own best interests. Market Value is based upon this concept. Liquidation Value on the other hand, implies that only the buyers are acting in what they consider their best interests.

In order to complete a sale of the entire fund, we have assumed that the sale of each property in the fund will be implemented on a property-by-property basis rather than in bulk. This allows for maximizing the prices to be received within the limitations of the definition of Liquidation Value. Moreover, we have also assumed that each property in the fund will be marketed and sold individually throughout the investment community. The small investor interested in just one property will vie in this market with an investor such as a pension fund who may be interested in all of the properties within the fund. No discounts for bulk sales were considered in this analysis.

The last principal difference between the definitions lies in the area of the degree of marketing effort. Market Value is based upon an "adequate" marketing effort, in contrast to that of Liquidation Value which states that there will be only a limited effort.

The sale of the properties based upon Liquidation Value as considered in this assignment requires a modification of the definition for this class of value.
In order to comply with the underlying conditions of the appraisal assignment, we have found it necessary to make the assumption that an aggressive marketing effort will be made rather than a limited effort as noted in the definition. This will require additional expense for printing, mailings, telephone, travel and general allocated overhead on behalf of the seller. Also considered was an amount for contingency. This relates to unforseen expenses which can affect any and/or all of the expense categories. We have allowed two percent (2%) of the appraised present value of each property as a reasonable amount for the increased marketing effort and contingency.

It is also our judgement that the seller will incur brokerage commissions on the sales. Since the client has requested that we consider time to be of the essence in light of Liquidation Value, we are of the opinion that to enlist the aid of the brokerage community would be a prudent decision. Based upon our analysis we have selected a three percent (3%) commission structure to be applied to the present values developed. This percentage is well supported in the market.

                                        COMPLETE APPRAISAL-RESTRICTED USE REPORT

                                                                AmREIT Fund GDYR
                                                                         Page 14

Another expense which must be considered are those involved with the transaction. Attorneys fees, consultants and appraisal fees, transfer taxes, surveys, title insurance, and other related expenses were considered. This expense allowance amounts to an estimated of 2.5% of the present value which is also well supported in our analysis.

Relative to a normal marketing time frame, we have analyzed such factors as the state of the general economy, industry trends and forecasts, supply and demand, competing investments, the mortgage lending climate, consumer confidence, and other elements of critical importance to this issue. Based upon our analysis, it is our judgement that a normal marketing period to effect a sale of properties within the fund would be twelve to eighteen months.

In light of the Liquidation Value estimate, the client has requested that we reflect a marketing period estimated to not exceed twelve months. In effect, this shortens the normal marketing period estimate by as much as 50%. In order to achieve a sale within this time frame, we are of the opinion that a discount of 5% from the appraised discounted present values is in order. A reasonable discount of this amount would not only increase the potential investor's yield, but should draw additional investors into the demand pool.

In consideration of the above discussion, each of the expenses estimated were deducted from the present value of respective properties. As a result, the Liquidation Value of AmREIT Fund GDYR, subject to the Extraordinary Assumptions on pages 5 and 6 of this report, and to the General Assumptions and Limiting Conditions noted in the Addendum, as of the prospective effective date of value, May 31, 1999, is expected to be:

                                  $916,000.00


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

                                                                AmREIT Fund GDYR
                                                                         Page 15

III. ESTIMATION OF THE GOING CONCERN VALUE OF THE SUBJECT FUND

As an adjunct to this assignment, the client has requested that we estimate the aggregate value of the funds as a going concern exclusive of cash, securities held, and other cash equivalent assets which may be held in partnership accounts. The concept of going concern value in respect to this assignment varies from the definition commonly used in the valuation of real property. The definition of the term as it applies to real property is as follows:

The value created by a proven property operation; considered as a separate entity to be valued with a specific business establishment....  The Dictionary of Real Estate Appraisal 3rd ed. Appraisal Institute.

As the term "going concern" value applies in the context of the subject assignment, the emphasis is also heavily upon the management of the fund itself. The real properties within the fund intrinsically form first value tier along with the individual property operations themselves. The second tier of management responsibilities is directly related to the operation of the fund as a distinct entity yet integrated to a degree with the overall effort. As a result, the property specific definition above is modified conceptually to reflect a more intensive effort pertaining to the management of the entity as a whole, comprised of numerous individual properties.

In order to competently accomplish the fund management function, certain efforts are required in order to ensure and maintain the optimum aggregate value. These administrative efforts include not only the normal duties associated with the day to day property level fund operations, but include additional functions relating to fund management such as complying with Securities and Exchange Commission reporting requirements as they relate to publicly traded limited partnerships, investor relations and communications, and management issues not specifically related to basic property level activities.

Since the operation of the fund will result in additional expenses, it is necessary to deduct an amount attributable to these items from the gross property revenue generated. Based upon our analysis of these factors which are outlined above, it is our judgement that an annual amount of $250,000.00 is a realistic and well supported estimate.

During the course of our estimation of going concern value, we have herein incorporated by reference all descriptive and empirical data and information contained in our file #VA9-137-GDYR.

It is the opinion of the appraisers that the going concern value of the subject fund, subject to the Extraordinary Assumptions found on pages 5 and 6, and to the General Assumptions and Limiting Conditions noted herein, and assuming its continued operation as AmREIT Fund GDYR, as described herein, exclusive of furniture, fixtures and equipment (FF&E), cash, securities, or cash equivalents held in fund accounts, or business value (if any), of the individually operated real properties which comprise the fund, as of the prospective effective date of value, May 31, 1999, is expected to be:

                                 $1,017,000.00

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

                                    ADDENDUM


                                        COMPLETE APPRAISAL-RESTRICTED USE REPORT

                  GENERAL ASSUMPTIONS AND LIMITING CONDITIONS


                                        COMPLETE APPRAISAL-RESTRICTED USE REPORT

GENERAL ASSUMPTIONS AND LIMITING CONDITIONS

THIS IS A COMPLETE APPRAISAL - RESTRICTED USE REPORT WHICH IS INTENDED TO COMPLY WITH THE REPORTING REQUIREMENTS SET FORTH UNDER STANDARD RULE 2-2 AND PERFORMED UNDER STANDARD 1 OF THE UNIFORM STANDARDS OF PROFESSIONAL APPRAISAL PRACTICE FOR A RESTRICTED USE REPORT. AS SUCH, IT DOES NOT INCLUDE FULL DISCUSSIONS OF THE DATA, REASONING, AND ANALYSES THAT WERE USED IN THE APPRAISAL PROCESS TO DEVELOP THE APPRAISER'S OPINION OF VALUE. SUPPORTING DOCUMENTATION CONCERNING THE DATA, REASONING, AND ANALYSES IS RETAINED IN THE APPRAISER'S FILE. THE INFORMATION CONTAINED IN THIS REPORT IS SPECIFIC TO THE NEEDS OF THE CLIENT AND FOR THE INTENDED USE STATED IN THIS REPORT. THE APPRAISER IS NOT RESPONSIBLE FOR UNAUTHORIZED OR UNINTENDED USE OF THIS REPORT. WE HAVE COMPLIED IN FULL WITH THE COMPETENCY PROVISION OF USPAP WHEN CONDUCTING THE ANALYSIS.

FOR THE PURPOSE OF THIS APPRAISAL IT IS ASSUMED:

1    That the legal descriptions furnished are correct.
2 That the title to the property is clear and merchantable, individually and collectively.
3    That the properties are free and clear of all liens.
4 That there are no encumbrances (except normal covenants and restrictions) or defects of title.
5 The fund and real estate described herein which are the subject of this report are part of a fund operated or managed by the client.
6 All physical dimensions used in the analysis have been supplied by the client or its agents in the form of a site survey or site plan unless otherwise noted herein. The report, descriptions, conclusions and analysis contained herein are predicated on the validity of such client-sourced descriptive information. All of the foregoing have been certified to us by the client and its general partners. Nothing came to our attention in the course of this assignment or in our experience with the properties which would lead us to question whether any of the foregoing information or assumptions is inaccurate, incorrect, inappropriate, or unreasonable in any material respect.

THE APPRAISAL IS MADE SUBJECT TO THE FOLLOWING LIMITING CONDITIONS:

(These conditions apply to each property within the fund individually, and to each fund collectively applicable to this assignment.)

1 No responsibility is assumed for information gathered by others and believed to be reliable, except that nothing has come to our attention during the course of this assignment which would lead us to believe that any of such information is incorrect or inaccurate in any material respect.
2 This appraisal was made for the purpose stated and should not be used for any other purpose.
3 The values assigned to the land and improvements, if any, are their value in relation to each other and should not be used separately.
4 The appraiser is prepared to give testimony or attendance in Court, subject to the terms of the engagement letter applicable to this assignment.
5 Disclosure of the contents of this appraisal report is limited to employees, contractors, personnel, investors, and other pertinent representatives of the client, and otherwise as provided herein or in the engagement letter applicable to this assignment.
6 ENVIRONMENTAL DISCLAIMER: THE VALUE ESTIMATED IN THIS REPORT IS BASED ON THE ASSUMPTION THAT THE PROPERTIES ARE NOT NEGATIVELY AFFECTED BY THE EXISTENCE OF

                                        COMPLETE APPRAISAL-RESTRICTED USE REPORT

     HAZARDOUS SUBSTANCES OR DETRIMENTAL ENVIRONMENTAL CONDITIONS UNLESS OTHERWISE SPECIFIED IN THIS REPORT. THE APPRAISER IS NOT AN EXPERT IN THE IDENTIFICATION OF HAZARDOUS SUBSTANCES OR DETRIMENTAL ENVIRONMENTAL CONDITIONS. IT IS POSSIBLE THAT TESTS AND INSPECTIONS MADE BY A QUALIFIED HAZARDOUS SUBSTANCE AND ENVIRONMENTAL EXPERT WOULD REVEAL THE EXISTENCE OF HAZARDOUS MATERIALS AND ENVIRONMENTAL CONDITIONS ON OR AROUND THE PROPERTIES THAT WOULD NEGATIVELY AFFECT THEIR VALUE.
7 The date of value in this report apply as set forth in the letter of transmittal and body of the report. The appraiser assumes no responsibility for economic or physical factors occurring at some later or interim date which may affect the opinions herein stated.
8 No opinion is intended to be expressed for legal matters or for matters that would require specialized investigation or knowledge beyond that ordinarily employed by real estate appraisers, although such matters may be discussed in the report.
9 No opinion as to title is rendered. Data on ownership and the legal description were obtained from sources which we consider reliable. Title is assumed to be marketable and free and clear of all liens and encumbrances, easements, and restrictions except those specifically discussed in the report. The property is appraised assuming it to be under responsible ownership and competent management and available for its highest and best use.
10 No engineering, property or building survey has been made by the appraiser but has been provided to the appraiser by the client. The appraiser has utilized information obtained from the public records and the client provided site plan or survey and believes that this information is valid and accurate for purposes of the analysis. Except as specifically stated, data relative to property size and area were taken from sources which we consider reliable, and no encroachment of real property improvements is assumed to exist.
11 Maps, plats, and exhibits included herein, if any, are for illustration only, as an aid in visualizing matters discussed within the report. They are not to scale, and should not be considered as surveys or relied upon for any other purpose.
12 No opinion is expressed as to the value of subsurface oil, gas, or mineral rights and that the property is not subject to surface entry for the exploration or removal of such materials except as is expressly stated.
13 The projections included in this report are utilized to assist in the valuation process and are based on current market conditions, anticipated short term supply and demand factors, and a continued stable economy, and are believed by us to be reasonable. However, the projections are subject to changes in future conditions that cannot be accurately predicted by the appraiser and could affect the future income or value in use projections.
14 No detailed soil studies covering the subject property were available to the appraiser. Therefore, premises as to soil qualities employed in this report are not conclusive but have been considered consistent with information available to the appraiser.
15 The Americans with Disabilities Act ("ADA") became effective January 26, 1992. The appraiser has not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA, could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this fact could have a negative effect upon the value or value in use of the property. Since there was no direct evidence relating to this issue, and since the appraiser is not qualified nor has been engaged to evaluate such compliance, the appraiser did not consider possible non-compliance with the requirements of ADA in estimating the value of the property.

                                        COMPLETE APPRAISAL-RESTRICTED USE REPORT

16 The appraiser is not an insurer of the value of the property. The fees collected by the appraiser is based solely on the value of the service performed, and are unrelated to the value of the property. The appraiser makes no guaranty or warranty that sale or exchange of the property will result in receipt of the value expressed in the appraisal. In the event appraiser is found liable for losses on account of any act or omission in making the appraisal, the appraiser's liability shall be limited to the fee collected, as liquidated damages and not as penalty and this liability shall be exclusive. If this report is placed in the hands of anyone other than the client, the client shall make such party aware of all limiting conditions and assumptions of the assignment and related discussion. The appraiser assumes no responsibility for any costs incurred to discover or correct any deficiencies present in the property.
17 Conditions of heating, cooling, ventilating, electrical and plumbing equipment is considered to be commensurate with the condition of the balance of the improvements, unless otherwise stated. No judgement is made as to adequacy of insulation, type of insulation, or energy efficiency of the improvements or equipment.
18 If the appraiser has not been supplied with a termite inspection, survey or occupancy permit, no responsibility or representation is assumed or made for any costs associated with obtaining same or for any deficiencies discovered before or after they are obtained. No representation or warranty is made concerning obtaining these items.
19 The appraiser assumes no responsibility for any costs or consequences arising due to the need or the lack of need for flood hazard insurance. An agent for the Federal Flood Insurance Program should be contacted to determine the actual need for flood hazard insurance.
20 The appraisal is based on the premises that there is full compliance with all applicable federal, state, and local environmental regulations and laws unless otherwise stated in the report; further, that all applicable zoning, building and use regulations and restrictions of all types have been complied with unless otherwise stated in the report; further it is assumed that all required licenses, consents, permits or other legislative or administrative authority, local, state, federal and/or private entity or organization have been or can be obtained or renewed for any use considered in the value estimate.
21 Improvements proposed, if any, on or off-site, as well as any repairs required are considered, for purposes of this appraisal to be completed in a good and workmanlike manner according to information submitted and/or considered by the appraisers. In cases of proposed construction, the appraisal is subject to change upon inspection of property after construction is completed. This estimate of market value is as of the date shown, as proposed, as if completed and operating at levels shown and projected.
22   a. The estimated value is subject to change with market changes over time.
        Value is highly related to exposure, time, promotional effort, terms, motivation, and conditions surrounding the offering. The value estimate considers the productivity and relative attractiveness of the property both physically and economically in the marketplace.
     b. In cases of appraisal involving the capitalization of income benefits, the estimate of the type of value is a reflection of such benefits and the appraiser's interpretation of income and yields and other factors derived from general and specific client and market information. Such estimates are as of the date of the estimate of value; they are, thus, subject to change as the market and value are naturally dynamic.
     c. The estimates of value in the appraisal report are not based in whole or in part upon the race, color, or national origin of the present owners or occupants of the properties in the vicinity of the property appraised.

                                        COMPLETE APPRAISAL-RESTRICTED USE REPORT

   d. The appraiser reserves the right to alter the opinion of value on the basis of any information withheld or not discovered in the original normal course of a diligent investigation.

23 Acceptance of, and/or use of, this appraisal report constitutes understanding and acceptance of all of the Extraordinary Assumptions, General Assumptions and Limiting Conditions set forth herein.

                                        COMPLETE APPRAISAL-RESTRICTED USE REPORT

                              PROPERTY PHOTOGRAPHS


Picture #1
  Goodyear Tire located at 2539 Marsh Lane
  Carrollton, Dallas County, Texas

Picture #2
  Goodyear Tire located at 18181 Hillcrest Road
  Dallas, Dallas County, Texas

                                        COMPLETE APPRAISAL-RESTRICTED USE REPORT

                                QUALIFICATIONS



                                        COMPLETE APPRAISAL-RESTRICTED USE REPORT

                          APPRAISAL QUALIFICATIONS OF
                            ADNAN BEN ABDALLAH, MA

EDUCATION:             - Master of Arts in Real Estate and Urban Analysis
                         (Appraisal Institute Sponsored Program), with a minor in Building Construction, University of Florida, December, 1993.

                       - Bachelor in Accounting, IHEC, University of Tunis -
                         Tunisia, June, 1988.

PROFESSIONAL
EDUCATION:             - Courses/Examinations completed under the direction of
                         the Appraisal Institute sponsored Master's Program

                       - Real Estate Appraisal Principles (Examination 1A1)

                       - Basic Valuation Procedures (Examination 1A2)

                       - Capitalization Theory and Techniques, Part A
                         (Examination 1BA)

                       - Capitalization Theory and Techniques, Part B
                         (Examination 1BB)

                       1 Case Studies in Real Estate Valuation
                         (Examination 2-1)

                       - Report Writing and Valuation Analysis (Examination 2-1)

                       - Project Program Seminar

APPRAISAL INSTITUTE
COURSES:               - Standards of Professional Practice, Part A



                                      COMPLETE APPRAISAL - RESTRICTED USE REPORT

                               QUALIFICATIONS OF
                       LAURENCE R. GOLDENBERG, MURP, MBA

EDUCATION:            - University of Central Florida, Master of Business
                        Administration (MBA)
                      - University of Pittsburgh, Master of Urban and Regional
                        Planning, (MURP)
                      - Dickinson College, B.A. Degree

PROFESSIONAL
CERTIFICATION:        - Florida State Certified General Appraiser #RZ0001980

PROFESSIONAL
AFFILIATIONS:         - State of Florida, Licensed Real Estate Salesperson

APPRAISAL
EDUCATION:            - Appraisal Board Course I (ABI)
                      - Appraisal Board Course III (ABIII)
                      - Capitalization Rates and Income Valuation
                      - Standards of Professional Practice SPP-A (AI)
                      - Standards of Professional Practice SPP-B (AI)
                      - USPAP/Law Update (A92)
                      - Appraisal Methods and Applications (A141)

RELATED
EDUCATION:            - Real Estate Finance I
                      - Managerial Finance I and II
                      - Financial and Managerial Accounting
                      - Macroeconomic & Microeconomic Theory I and II
                      - Investment Management
                      - Urban Development Systems

Has prepared Appraisals, Feasibility Studies and Analysis for various clients, a partial listing of which follows:

- CNL Investment Company                    - Commercial State Bank
- Commercial Net Lease Realty, Inc.         - Cushman, Inc.
- United American Bank                      - CNL Realty Investors, Inc.
- Bank of Winter Park                       - Orange Bank
- Community First Bank                      - Florida Hospital
- Frisch's Restaurants, Inc.
- Southern Bank of Central Florida

- In addition, Mr. Goldenberg has several years of land planning experience with the Orange County, (Florida) Planning Department. Projects Mr. Goldenberg was involved with at Orange County include, but are not limited to the Growth Management Plan Update, Amendments to the Growth Management Plan and Activity Center Studies. Mr. Goldenberg also has experience with the Chester County (Pennsylvania) Planning Department.

                                      COMPLETE APPRAISAL - RESTRICTED USE REPORT

                  QUALIFICATIONS OF EDWARD P. KARABEDIAN, MBA

EDUCATION:        - Hofstra University Graduate School of Business: Master of
                    Business Administration in Finance Degree (MBA) 1985
                  - SUNY at Stonybrook: B.A. Degree. 1982

PROFESSIONAL      - Candidate for the MAI designation of the Appraisal Institute
AFFILIATIONS      - General Associate Member of the Appraisal Institute
                    IIN #: 077588507/Candidate No. M930794

PROFESSIONAL      - Florida Association of Realtors
ASSOCIATIONS      - National Association of Realtors
                  - Orlando Area Board of Realtors
                  - Orlando Area Chamber of Commerce
                  - Member International Council of Shopping Centers (ICSC)

PROFESSIONAL
CERTIFICATION:    - Florida State Certified General Appraiser #RZ0000782

PROFESSIONAL
LICENSES:         - State of Florida, Licensed Real Estate Broker

APPRAISAL         - Real Estate Appraisal Principles           (AIREA) 1987
EDUCATION:        - Basic Valuation Procedures                 (AIREA) 1987
                  - Income Capitalization, Part A              (AIREA) 1987
                  - Income Capitalization, Part B              (AIREA) 1987
                  - Case Studies and Analysis                  (AIREA) 1988
                  - Florida Certified Appraiser Course         (CA II) 1992
                  - Standards of Professional Practice SPP-A      (AI) 1992
                  - Standards of Professional Practice SPP-B      (AI) 1992
                  - Standards of Professional Practice Update    (RES) 1994
                  - USPAP/Law Update (A92) 1996
                  - Appraisal Methods and Applications (A141) 1996

RELATED           - Securitization of Real Estate
EDUCATION:        - Real Estate Finance I & II
                  - Managerial Finance
                  - Financial and Managerial Accounting
                  - Macroeconomic & Microeconomic Theory I & II
                  - Investment Banking I & II
                  - Securities and Capital Markets Finance
                  - Money and Banking Principles
                  - International Real Estate Investment & Analysis  (FIABCI)

                                      COMPLETE APPRAISAL - RESTRICTED USE REPORT

QUALIFICATIONS OF EDWARD P. KARABEDIAN
Page Two

Has prepared Business Valuation, Appraisals, Feasibility Studies and Investment Analyses for various public and private sector clients, a partial listing of which follows:

- CNL Institutional Advisors, Inc.         - AmSouth Bank
- CNL Investment Company                   - Burger King Corporation
- CNL Group                                - Grand Metropolitan, Plc
- United American Bank                     - TRR Enterprises
- Franchise Service Options                - South Trust Bank
- American Heritage Life Insurance Co.     - Brauvin Real Estate Funds
- Florida Hospital                         - Security Mutual Life Insurance Co.
- Daniel Realty                            - Bank of Winter Park
- Citibank, N.A.                           - Centrust Savings & Loan
- Resources Pension Shares                 - Southeast Bank
- National Property Investors              - Barnett Bank
- The Travelers                            - Orange County
- Kimco Group                              - O.O.C.E.A. (Expressway
- Integrated Resources                       Authority)
- Chase Manhattan, N.A.                    - Lake Nona Development
- Prudential Capital                       - Southeast Investment Properties
- Fleet Bank                               - First Union Bank
- Cornerstone Properties                   - CNL Investment Company
- The Meredith Organization                - Benderson Development
- Breslin Realty Development Corp.         - Southeast Bank
- Rockefeller Center Development Group     - Florida National Bank
- National Park Service                    - Freedom Savings & Loan
- Environmental Protection Agency          - Regional Construction
- On-Site Group, Inc.                      - RIC Properties
- Paragon Properties                       - Commercial State Bank
- Resolution Trust Corporation             - Chase Manhattan Bank
- Network Appraisal Group                  - Bayco Development Company
- The Bank of Winter Park                  - Resolution Trust Corporation (RTC)
                                             (J.E. Roberts SAMDA)


Have performed and assisted on the following condemnation and/or eminent domain appraisal projects:

O.O.C.E.A. - Woodbury Lane R.O.W. Project
O.O.C.E.A. - Paradi Lane Project
O.O.C.E.A. - Valencia College Lane Project
O.O.C.E.A. - Chickasaw Trail Project
Florida D.O.T. - Whisper Lakes Drainage Easement Areas
Orange County R.O.W. - Lancelot Avenue Water Retention Areas
New York State D.O.T. - Long Island Expressway R.O.W. Takings - Huntington
 Township

                                      COMPLETE APPRAISAL - RESTRICTED USE REPORT

                   QUALIFICATIONS OF JAMES R. WHITE MAI, SRA
                      MANAGING DIRECTOR/REAL ESTATE GROUP

Business Address

732 North Thornton Avenue
Orlando, Florida 32803


Educational Background

He has been active in the appraisal profession since 1967. His formal educational background includes studies at Northern Illinois University, as well as completion of a variety of courses sponsored by the Appraisal Institute. Moreover, he has attended seminars on environmental issues, finance, eminent domain, feasibility analysis, construction, computer applications, and other real estate related topics sponsored by the Appraisal Institute and other independent organizations.

Professional Affiliations

Appraisal Institute - MAI No. 5158 (1974)
Appraisal Institute - RM No. 372 (1972)
State Certified General Appraiser #RZ0001875
Licensed Florida Real Estate Broker

Professional Experience

Currently, he is the Managing Director for Valuation Associates Real Estate Group, Inc. During 1991-92, he held the position as Senior Review Appraiser for American Pioneer Savings Bank/RTC and was responsible for appraiser's compliance with the Resolution Trust Corporation's guidelines and the Uniform Standards of Professional Appraisal Practice. From 1980 to 1986, he was vice president of Associated Real Estate Analysts, Inc. Previously, from 1972 to 1979, he was president of Midwest Appraisal and Research Corporation in the Chicago area.

His real estate experience highlights a wide variety of assignments including timeshare resorts, economic studies, mobile home parks, subdivisions, railroad right-of-way, churches, single family dwellings, restaurants, and leased fee interests. Additionally, he has been qualified as an expert appraisal witness and has testified in court in eminent domain and zoning matters.

Clients Served

During his many years in the real estate community, he has had the opportunity to serve a wide variety of clients, including those with national, as well as international interests. These clients include developers and lenders such as Barnett Bank, National Bank of Commerce, United American Bank, various municipalities and insurance companies, as well as law firms and individuals. A detailed list of clientele is available upon request.

                                      COMPLETE APPRAISAL - RESTRICTED USE REPORT